THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO OPHTHALMIC IMAGING SYSTEMSTHAT SUCH REGISTRATION IS NOT REQUIRED.

                              CONVERTIBLE TERM NOTE
                              ---------------------

         FOR VALUE RECEIVED, OPHTHALMIC IMAGING SYSTEMS, a California corporation (the "BORROWER"), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the "HOLDER") or its registered assigns or successors in interest, on order, the sum of ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000), together with any accrued and unpaid interest hereon, on September 25th, 2006 (the "MATURITY DATE") if not sooner paid.

         Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the "PURCHASE AGREEMENT").

The following terms shall apply to this Note:

                                    ARTICLE I
                             INTEREST & AMORTIZATION

         1.1 Interest Rate and Payments. Subject to Sections 4.9 and 5.6 hereof, interest payable on this Note shall accrue at a rate per annum equal to six percent and one half percent (6.5%) per annum (the "Contract Rate"). Interest shall be payable monthly in arrears commencing on October 25th, 2003 and on the first day of each consecutive calendar month thereafter (each, a "REPAYMENT DATE"), and on the Maturity Date, accelerated or otherwise. If an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in connection herewith shall exist and the volume weighted average of the closing price of the Common Stock for the five trading days immediately preceding the end of the instant calendar month shall be 25% higher than the Fixed Conversion Price then in effect, the Contract Rate for the next succeeding month shall be reduced by 25 basis points for each such incremental increase .

         1.2 Monthly Principal Payments. Although Borrower shall make payments of accrued and unpaid interest under this Note beginning on October 25th, 2003, amortization of the aggregate principal amount outstanding under this Note (the "PRINCIPAL AMOUNT") shall begin on December 25th, 2003 (the "AMORTIZATION Date"). Subject to Section 2.1 below with respect to cash payments made on any Payment Date, beginning on the Amortization Date, the Borrower shall make monthly payments to the Holder on each Repayment Date, each in the amount of $36,363.64 together with any accrued and unpaid interest to date on such portion of the Principal Amount plus any and all other amounts which are then owing under this Note but have not been paid (collectively, the "MONTHLY AMOUNT").

                                   ARTICLE II
                            BORROWER PAYMENT OPTIONS

         2.1 Monthly Payments in Cash or Common Stock. Subject to the terms hereof, the Borrower shall have the sole option to determine whether to satisfy payment of the Monthly Amount on each Repayment Date either in cash or in shares of Common Stock (as defined in the Purchase Agreement), or a combination of both. Each month by the tenth (10th) day of such month, the Borrower shall deliver to the Holder a written irrevocable notice in the form of Exhibit B attached hereto electing to pay the Monthly Amount payable on the next Repayment Date in either cash or Common Stock, or a combination of both (each, a "REPAYMENT ELECTION NOTICE"). Each Repayment Election Notice shall be delivered to the Holder not later than the tenth (10th) day of the month prior to the applicable Repayment Date (the date by which such notice is required to be given being hereinafter referred to as the "NOTICE DATE"). If, for the Monthly Amount payment due on any Repayment Date, a Repayment Election Notice is not delivered to the Holder by the applicable Notice Date for such Repayment Date, then the Monthly Amount due on such Repayment Date shall be paid in cash. If the Borrower elects or is required to repay all or a portion of the Monthly Amount in cash on a Repayment Date, then on such Repayment Date the Borrower shall pay to the Holder an amount equal to 100% of the Monthly Amount then due in satisfaction of such obligation. If the Borrower repays all or a portion of the Monthly Amount in shares of Common Stock, the number of such shares to be issued for such Repayment Date shall be the number determined by dividing (x) the portion of the Monthly Amount to be paid in shares of Common Stock, by (y) the Fixed Conversion Price. For purposes hereof, the "FIXED CONVERSION PRICE" means $1.07.

         2.2 No Effective Registration. Notwithstanding anything to the contrary herein, the Borrower shall be prohibited from exercising its right to repay any part of any Monthly Amount in shares of Common Stock (and must deliver cash in respect thereof) on any applicable Repayment Date if at any time from the Notice Date for such Repayment Date through the date upon which such payment is made by delivery of certificates for shares of Common Stock (i) there fails to exist an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued, or (ii) an Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder's option.

         2.3 Common Stock Payment Guidelines. Notwithstanding anything to the contrary herein, if the Borrower has elected to pay all or a portion of the Monthly Amount due on such Repayment Date in shares of Common Stock and the closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market (as defined in Section 4.7 hereof) for any of the 11 trading days preceding a Repayment Date was less than 110% of the Fixed Conversion Price, then the Holder shall have the option to refuse to accept any portion of such payment in shares of Common Stock and require the Borrower to pay in cash instead. Any part of the Monthly Amount due on such Repayment Date which the Borrower did not elect to pay in shares of Common Stock shall be paid by the Borrower in cash on such Repayment Date. Any part of the Monthly Amount due on such Repayment Date which the Borrower elected to pay in shares of Common Stock but which must be paid in cash (because the closing price of the Common Stock on one or more of the 11 trading days preceding the applicable Repayment Date was less than 110% of the Fixed Conversion Price and the Holder elected to require payment in cash instead of accepting shares of Common Stock) shall be paid within three (3) business days of the applicable Repayment Date.

         2.4 Optional Prepayments in Common Stock. In the event that the closing price of the Common Stock on the Principal Market is greater than 115% of the Fixed Conversion Price for a period of at least five (5) consecutive trading days, then the Borrower may, at its sole option, provide the Holder written notice (a "CALL NOTICE") requiring the conversion at the Fixed Conversion Price of all or a portion of the outstanding principal of this Note (subject to compliance with Section 2.3 and 3.2 if payment is less than all of the principal and interest then due), together with accrued interest on the amount being prepaid, as of the date set forth in such Call Notice (the "CALL DATE"). The Call Date shall be at least eleven (11) trading days following the date of the Call Notice. Provided that:

                  (i) on the Call Date there has been filed with the Securities and Exchange Commission and declared effective a current registration statement covering the shares of Common Stock which are to be issued pursuant to the Call Notice, and then on the Call Date the Borrower shall deliver to the Holder certificates evidencing the shares of Common Stock issued in satisfaction of the principal and interest being retired. Notwithstanding the foregoing, the Borrower's right to issue shares of Common Stock in payment of obligations under this Note shall be subject to the limitation that the number of shares of Common Stock issued in connection with any Call Notice shall not exceed 25% of the aggregate dollar trading volume of the Common Stock for the eleven (11) trading days immediately preceding the Call Date (as such volume is reported by Bloomberg L.P.). If the price of the Common Stock falls below 115% of the Fixed Conversion Price during the eleven (11) trading day period immediately preceding the Call Date, then the Holder will then be required to convert only such amount of the Note as shall equal twenty five percent (25%) of the aggregate dollar trading volume (as such volume is reported by Bloomberg L.P.) for each day that the Common Stock has exceeded 115% of the then applicable Fixed Conversion Price.

         The Borrower shall not be permitted to give the Holder more than one Call Notice under this Note during any 22-day period.

         Any  principal  amount of this Note which is prepaid  pursuant  to this
Section 2.4 shall be deemed to constitute payments of outstanding principal applying to Monthly Amounts for the remaining Repayment Dates in chronological order.

         2.5 Optional Prepayment in Cash. If such prepayment is made on before the first anniversary of the date hereof, the Borrower will have the option of prepaying this Note in full ("OPTIONAL REDEMPTION") by paying to the Holder a sum of money equal to one hundred twelve percent (112%) of the principal amount of this Note together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note or the Purchase Agreement or any Related Document (as defined in the Purchase Agreement) (the "REDEMPTION AMOUNT") outstanding on the day written notice of redemption (the "NOTICE OF REDEMPTION") is given to the Holder, which Notice of Redemption shall specify the date for such Optional Redemption (the "REDEMPTION PAYMENT DATE"). If such prepayment is made after the first but on or before the second anniversary of the date hereof, the Borrower may make an Optional Redemption by paying to the Holder a sum of money equal to one hundred seven percent (107%) of the Redemption Amount and if such prepayment is made after the second but on or before the third anniversary of the date hereof, the Borrower may make an Optional Redemption by paying to the Holder a sum of money equal to one hundred three percent (103%) of the Redemption Amount. A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has a pending election to convert pursuant to Section 3.1 and the Redemption Amount shall be determined as if such election to convert had been completed immediately prior to the date of the Notice of Redemption. The Redemption Payment Date shall be not earlier than the day after the date of the Notice of Redemption and not later than seven (7) days after the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount by the Redemption Payment Date, then such Redemption Notice will be null and void.

                                   ARTICLE III
                                CONVERSION RIGHTS

         3.1. Holder's Conversion Rights. If the closing price of the Common Stock on the Conversion Date (as defined below) is greater than the Fixed Conversion Price, and a Registration Statement covering the shares of Common Stock which are issuable pursuant to conversion hereof has been declared effective by the Securities and Exchange Commission and is effective and current on the Conversion Date, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of this Note, together with interest and fees due hereon, into shares of Common Stock subject to the terms and conditions set forth in this Article III. The Holder may exercise such right by delivery to the Borrower of a written notice of conversion not less than one (1) day prior to the date upon which such conversion shall occur. The date upon which such conversion shall occur is the "CONVERSION DATE").

         3.2 Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between the number of shares of Common Stock beneficially owned by such Holder or issuable upon exercise of warrants held by such Holder and 4.99% of the outstanding shares of Common Stock of the Borrower. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Holder may void the Conversion Share limitation described in this Section 3.2 upon 75 days prior notice to the Borrower or without any notice requirement upon an Event of Default.

         3.3 Mechanics of Holder's Conversion. In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion ("NOTICE OF CONVERSION") to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the "CONVERSION DATE"). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A. The Borrower will cause the transfer agent to transmit the certificates representing the

Conversion Shares to the Holder upon resale by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the "DELIVERY DATE").

            In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

     3.4  Conversion Mechanics.

         (a) The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the Fixed Conversion Price. In the event of any conversions of outstanding principal amount under this Note in part pursuant to this Article III, such conversions shall be deemed to constitute conversions of outstanding principal amount applying to Monthly Amounts for the remaining Repayment Dates in chronological order. By way of example, if the original principal amount of this Note is $1,200,000 and the Holder converted $75,000 of such original principal amount prior to the first Repayment Date, then (1) the principal amount of the Monthly Amount due on the first Repayment Date would equal $0, (2) the principal amount of the Monthly Amount due on the second Repayment Date would equal $0 and (3) the principal amount of the Monthly Amount due on the third Repayment Dates would be $22,272.72.

         (b) The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

         A. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price or the Conversion Price, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

         B. During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

         3.5 Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. The Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

                                   ARTICLE IV
                                EVENTS OF DEFAULT

         If an Event of Default (as defined below) occurs and is continuing, the Borrower's rights under Sections 2.1, 2.3 and 2.4 shall immediately cease and be of no further effect until such time as the Event of Default has been cured, or has been waived by the Holder. Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder due and payable within five (5) days after written notice from Holder to Borrower (each occurrence being a "DEFAULT NOTICE PERIOD"). In the event of such an acceleration, the amount due and owing to the Holder shall be 112% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any). If, with respect to any Event of Default other than a payment default described in Section 4.1 below, within the Default Notice Period the Borrower cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of Holder pertaining to such Event of Default will be of no further force or effect.

         The occurrence of any of the following events is an "EVENT OF DEFAULT":

         4.1 Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower to the Holder in accordance with the terms of such other promissory note, and such failure continues for a period of three (3) days after the due date.

         4.2 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note or the Purchase Agreement in any material respect and such breach, if subject to cure, continues for a period of thirty
(30) days after the occurrence thereof.

         4.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Purchase Agreement, or in any Related Document (as defined in the Purchase Agreement) shall be materially false or misleading and shall not be cured for a period of ten (10) days after written notice thereof is received by the Borrower from the Holder.

         4.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed, provided, however, that if a receiver or trustee shall otherwise be involuntarily appointed by a third party without the consent of the Borrower, the Borrower shall have forty five (45) days to cure such default..

         4.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $125,000, and shall remain unvacated, unbonded or unstayed for a period of ninety (90) days.

         4.6  Bankruptcy.   (a)  Bankruptcy,   insolvency,   reorganization   or
liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by the Borrower.

                  (b) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted against the Borrower without the Borrower's consent unless such proceedings are vacated within forty five (45) days after the filing thereof..

         4.7 Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for 5 consecutive days or 5 days during a period of 10 consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within 30 days of the notice thereof or list the Common Stock on another Principal Market within 60 days of such notice. The "Principal Market" for the Common Stock shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock, or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

         4.8 Failure to Deliver Common Stock or Replacement Note. The Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, and Section 9 of the Securities Purchase Agreement, if such failure to timely deliver Common Stock shall not be cured within two (2) days or failure to deliver a replacement Note, if such failure to deliver a replacement Note is not cured within seven (7) Business Days.

                           DEFAULT RELATED PROVISIONS

         4.9 Payment Grace Period. The Borrower shall have a three (3) business day grace period to pay any monetary amounts due under this Note or the Purchase Agreement or any Related Document, after which grace period a default interest rate of five percent (5%) per annum above the then applicable interest rate hereunder shall apply to the monetary amounts due.

         4.10  Conversion  Privileges.  The  conversion  privileges set forth in
Article III shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.

                                    ARTICLE V
                                  MISCELLANEOUS

         5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         5.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith with a copy to Henry I. Rothman, Esq. Jenkens & Gilchrist Parker Chapin LLP 405 Lexington Avenue New York, New York 10174 facsimile number
(212) 704-6288, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

         5.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.3 hereof, as it may be amended or supplemented.

         5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement.

         5.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

         5.6 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

         5.7 Security Interest. The holder of this Note has been granted a security interest in certain assets of the Borrower more fully described in a Security Agreement dated as of September 25th, 2003.

         5.8 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

[Balance of page intentionally left blank; signature page follows.]

         IN WITNESS WHEREOF, each Borrower has caused this Convertible Term Note to be signed in its name effective as of this 25th day of September, 2003.

                                            OPHTHALMIC IMAGING SYSTEMS

                                            By:________________________________
                                            Name:______________________________
                                            Title:_____________________________

WITNESS:


-------------------------------

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                              --------------------

(To be executed by the Holder in order to convert all or part of the Note into Common Stock

[Name and Address of Holder]


The Undersigned hereby elects to convert $_________ of the principal due on [specify applicable Repayment Date] under the Convertible Term Note issued by OPHTHALMIC IMAGING SYSTEMSdated September 25th, 2003 by delivery of Shares of Common Stock of OPHTHALMIC IMAGING SYSTEMS on and subject to the conditions set forth in Article II of such Note.

1.       Date of Conversion         _______________________

2.       Shares To Be Delivered:    _______________________

Date: ____________                                   .


                                       By:_______________________________
                                       Name:_____________________________
                                       Title:______________________________

                                    EXHIBIT B

                            REPAYMENT ELECTION NOTICE
                            -------------------------

(To be executed by the Borrower in order to pay all or part of a Monthly Amount with Common Stock)

[Name and Address of Holder]


OPHTHALMIC IMAGING SYSTEMS hereby elects to pay $_________ of the Monthly Amount due on [specify applicable Repayment Date] under the Convertible Term Note issued by OPHTHAMIC IMAGING SYSTEMS,INC. dated September 25th, 2003 by delivery of Shares of Common Stock of OPHTHALMIC IMAGING SYSTEMS on and subject to the conditions set forth in Article II of such Note.

1.   Fixed Conversion Price:    $_______________________

2.   Amount to be paid:         $_______________________

3.   Shares To Be Delivered (2 divided by 1):    __________________


Date: ____________                       OPHTHALMIC IMAGING SYSTEMS


                                         By:_______________________________
                                         Name:_____________________________
                                         Title:______________________________




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